Exhibit 99.1

Investor Contact:  Katie Reinsmidt, Vice President - Corporate Communications and Investor Relations, 423.490.8301, katie_reinsmidt@cblproperties.com

CBL & ASSOCIATES PROPERTIES REPORTS
SECOND QUARTER 2010 RESULTS

•	Portfolio occupancy increased 160 basis points to 89.6% as of June 30, 2010, compared to the prior-year period.
•	Reported FFO per diluted share of $0.49 for the second quarter 2010, excluding a non-cash impairment of real estate.
•	Same-store sales per square foot for mall tenants 10,000 square feet or less for stabilized malls for the six months ended June 30, 2010, increased 2.1%.
•	CBL provides 2010 FFO guidance in the range of $1.87 - $1.95 per share, $0.05 per share higher than previously issued guidance.

CHATTANOOGA, Tenn. (August 3, 2010) – CBL & Associates Properties, Inc. (NYSE:CBL) announced results for the second quarter ended June 30, 2010.  A description of each non-GAAP financial measure and the related reconciliation to the comparable GAAP measure is located at the end of this news release.

Funds from Operations (“FFO”) allocable to common shareholders for the second quarter ended June 30, 2010, was $68,357,000, or $0.49 per diluted share, excluding a non-cash impairment of real estate of $0.13 per diluted share.  FFO allocable to common shareholders for the six months ended June 30, 2010, was $136,327,000, or $0.99 per diluted share, excluding the non-cash impairment of real estate.

FFO of the operating partnership for the second quarter ended June 30, 2010, was $94,078,000, excluding the non-cash impairment of real estate, compared with $96,299,000 in the prior-year period. FFO of the operating partnership for the six months ended June 30, 2010, was $187,649,000, excluding the non-cash impairment of real estate, compared with $184,749,000 in the prior-year period.

Net loss attributable to common shareholders for the second quarter ended June 30, 2010, was $7,242,000, or $0.05 per diluted share. Net loss in the current quarter was impacted by the non-cash impairment of real estate related to an operating property. Net income available to common shareholders for the six months ended June 30, 2010, was $3,686,000, or $0.03 per diluted share.

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CBL Reports Second Quarter Results

August 3, 2010

CBL’s President and Chief Executive Officer, Stephen D. Lebovitz, commented, “Our strategic focus on creating revenue growth in our portfolio was evident in the quarter with the 160 basis point gain in occupancy as junior anchor and mall shop leasing had a positive impact.  While the current retail real estate environment remains challenging, we are managing through what we see as a slow recovery with more efficient operations, an aggressive leasing strategy and continued success in securing capital at favorable terms.

“We are encouraged by the expansion plans announced by many retailers at ICSC's RECon in May as well as the 25% increase in attendance at our annual Connection leasing conference in June. The momentum from these gatherings helped us achieve 1.3 million square feet in lease signings. During the quarter, we also announced more than $298 million in financings that provided over $50.0 million in excess proceeds and positioned us to address all of our remaining 2010 debt maturities well before year-end. We will look to build on these achievements and improve the performance of our portfolio over the balance of the year.”

HIGHLIGHTS

▪
Same-store sales per square foot for mall tenants 10,000 square feet or less for stabilized malls for the six months ended June 30, 2010, increased 2.1%. Same-store sales of mall tenants 10,000 square feet or less for stabilized malls for the rolling twelve months ended June 30, 2010 declined 1.5% to $316 per square foot compared with $321 per square foot in the prior-year period.

▪
Same-center net operating income (“NOI”), excluding lease termination fees, for the quarter ended June 30, 2010, declined 3.3% compared with a decline of 1.3% for the prior-year period. Same-center NOI, excluding lease terminations fees, for the six months ended June 30, 2010, declined 2.2% compared with a decline of 0.4% for the prior-year period.

▪
Consolidated and unconsolidated variable rate debt of $1,613,120,000 represented 18.3% of the total market capitalization for the Company and 26.8% of the Company's share of total consolidated and unconsolidated debt as of June 30, 2010.

PORTFOLIO OCCUPANCY

	June 30,
	2010	2009
Portfolio occupancy	89.6%	88.0%
Mall portfolio	89.8%	88.7%
Stabilized malls	90.1%	89.1%
Non-stabilized malls	76.9%	72.2%
Associated centers	91.9%	88.7%
Community centers	86.4%	78.5%

PROPERTY REVIEW
During the course of the Company's normal quarterly review, the Company determined that it was appropriate to write-down the depreciated book value of its operating property, Oak Hollow Mall in High Point, NC, to its estimated fair value. The write-down resulted in a non-cash impairment of real estate in the second quarter 2010 of $25.4 million or $0.13 per diluted share.  The Company has entered into a contract to sell Oak Hollow Mall, subject to due diligence and customary closing conditions.  In conjunction with the anticipated sale, the Company has also reached an agreement with the lender holding the non-recourse loan secured by Oak Hollow Mall, to modify the balance of the loan outstanding of $39.6 million to equal the net sales price.  The Company expects to record a gain on the extinguishment of debt of approximately $27.6 million at the completion of the disposition.

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CBL Reports Second Quarter Results

August 3, 2010

FINANCING ACTIVITY
During the second quarter, CBL announced $298.8 million in non-recourse financing activity at a combined estimated weighted average interest rate of 6.58%. The Company closed five separate non-recourse loans including one new loan and the refinancing of four existing loans, generating total net proceeds of $51.5 million, after repayment of the existing loans.

The Company closed a new $14.8 million loan secured by The Terrace, an associated center in Chattanooga, TN. The ten-year loan bears a fixed interest rate of 7.25%. CBL also closed an eight-year $115.0 million loan secured by CoolSprings Galleria in Nashville, TN, with a fixed interest rate of 6.98%. The loan replaced the existing $120.5 million loan, which was scheduled to mature in September 2010.

CBL closed two separate ten-year, CMBS loans including an $83.0 million loan secured by Burnsville Center in Minneapolis, MN, and a $21.0 million loan (representing CBL’s 50% share) secured by Parkway Place in Huntsville, AL. Subsequent to the quarter end, CBL closed a ten-year, $65.0 million non-recourse CMBS loan secured by Valley View Mall in Roanoke, VA. The loan secured by Burnsville Center bears a fixed interest rate of 6.0% and the loans secured by Parkway Place and Valley View Mall bear a fixed interest rate of 6.5%. These loans replaced three existing loans secured by these properties, aggregating $126.8 million that were scheduled to mature in 2010.

In July, CBL closed the extension and modification of its secured credit facility with total capacity of $105.0 million. The facility was extended to June 2012 at its existing interest rate of 300 basis points over the LIBOR with a floor rate of 4.5%. First Tennessee Bank NA serves as Administrative Agent.

Additionally, subsequent to the quarter end, CBL repaid the $48.0 million loan secured by Parkdale Mall and the $7.6 million loan secured by Parkdale Crossing in Beaumont, TX.  Both properties were pledged to the Company’s $560 million credit facility.

DISPOSITIONS
During the quarter, CBL completed the sale of its interest in Plaza del Sol, a 260,000-square-foot shopping center in Del Rio, TX.  The Company used the net proceeds to reduce outstanding borrowings on its lines of credit.

OUTLOOK AND GUIDANCE
Based on today's outlook and the Company's second quarter results, the Company is providing 2010 FFO guidance of $1.87 - $1.95 per share, which is $0.05 per share higher than the previously issued guidance.  The full year guidance incorporates the impact on FFO of the $25.4 million impairment of real estate recognized in the second quarter 2010 as well as an estimated $27.6 million gain on extinguishment of debt expected to be recognized before year-end.  The full year guidance also assumes $3.0 million to $5.0 million of outparcel sales and same-center NOI growth in the range of (1.5%) to (3.5%), excluding the impact of lease termination fees from both applicable periods.  The guidance excludes the impact of any future unannounced acquisitions or dispositions.  The Company expects to update its annual guidance after each quarter's results.

	Low	High
Expected diluted earnings per common share	$0.21	$0.29
Adjust to fully converted shares from common shares	(0.06)	(0.08)
Expected earnings per diluted, fully converted common share	0.15	0.21
Add: depreciation and amortization	1.66	1.66
Add: noncontrolling interest in earnings of Operating Partnership	0.06	0.08
Expected FFO per diluted, fully converted common share	$1.87	$1.95

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CBL Reports Second Quarter Results

August 3, 2010

INVESTOR CONFERENCE CALL AND SIMULCAST
CBL & Associates Properties, Inc. will conduct a conference call at 11:00 a.m. EDT on Wednesday, August 4, 2010, to discuss its second quarter results.  The number to call for this interactive teleconference is (212) 231-2900.  A seven-day replay of the conference call will be available by dialing (402) 977-9140 and entering the passcode 21463739.  A transcript of the Company's prepared remarks will be furnished on a Form 8-K following the conference call.

To receive the CBL & Associates Properties, Inc., second quarter earnings release and supplemental information please visit our website at cblproperties.com or contact Investor Relations at 423-490-8312.

The Company will also provide an online web simulcast and rebroadcast of its 2010 second quarter earnings release conference call.  The live broadcast of the quarterly conference call will be available online at cblproperties.com on Wednesday, August 4, 2010, beginning at 11:00 a.m. EDT.  The online replay will follow shortly after the call and continue through August 11, 2010.

CBL is one of the largest and most active owners and developers of malls and shopping centers in the United States. CBL owns, holds interests in or manages 162 properties, including 86 regional malls/open-air centers. The properties are located in 27 states and total 85.9 million square feet including 2.2 million square feet of non-owned shopping centers managed for third parties. Headquartered in Chattanooga, TN, CBL has regional offices in Boston (Waltham), MA, Dallas (Irving), TX, and St. Louis, MO.  Additional information can be found at cblproperties.com.

NON-GAAP FINANCIAL MEASURES

Funds From Operations
FFO is a widely used measure of the operating performance of real estate companies that supplements net income determined in accordance with GAAP. The National Association of Real Estate Investment Trusts (“NAREIT”) defines FFO as net income (loss) (computed in accordance with GAAP) excluding gains or losses on sales of operating properties, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures and noncontrolling interests. Adjustments for unconsolidated partnerships and joint ventures and noncontrolling interests are calculated on the same basis. The Company defines FFO allocable to its common shareholders as defined above by NAREIT less dividends on preferred stock. The Company’s method of calculating FFO allocable to its common shareholders may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

The Company believes that FFO provides an additional indicator of the operating performance of its properties without giving effect to real estate depreciation and amortization, which assumes the value of real estate assets declines predictably over time. Since values of well-maintained real estate assets have historically risen with market conditions, the Company believes that FFO enhances investors’ understanding of its operating performance. The use of FFO as an indicator of financial performance is influenced not only by the operations of the Company’s properties and interest rates, but also by its capital structure.

The Company presents both FFO of its operating partnership and FFO allocable to its common shareholders, as it believes that both are useful performance measures.  The Company believes FFO of its operating partnership is a useful performance measure since it conducts substantially all of its business through its operating partnership and, therefore, it reflects the performance of the properties in absolute terms regardless of the ratio of ownership interests of the Company’s common shareholders and the noncontrolling interest in the operating partnership.  The Company believes FFO allocable to its common shareholders is a useful performance measure because it is the performance measure that is most directly comparable to net income available to its common shareholders.

In the reconciliation of net income available to the Company's common shareholders to FFO allocable to its common shareholders, located at the end of this earnings release, the Company makes an adjustment to add back noncontrolling interest in earnings of its operating partnership in order to arrive at FFO of its operating partnership.  The Company then applies a percentage to FFO of its operating partnership to arrive at FFO allocable to its common

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CBL Reports Second Quarter Results

August 3, 2010

shareholders. The percentage is computed by taking the weighted average number of common shares outstanding for the period and dividing it by the sum of the weighted average number of common shares and the weighted average number of operating partnership units outstanding during the period.

        FFO does not represent cash flows from operations as defined by accounting principles generally accepted in the United States, is not necessarily indicative of cash available to fund all cash flow needs and should not be considered as an alternative to net income for purposes of evaluating the Company’s operating performance or to cash flow as a measures of liquidity.

During the second quarter and year to date period ended June 30, 2010, the Company recorded a loss on impairment of real estate assets related to an operating property. Considering the significance and nature of the impairment, the Company believes that it is important to identify the impact of the change on its FFO measures for a reader to have a complete understanding of the Company's results of operations. Therefore, the Company has also presented its FFO measure excluding the impairment charge.

Same-Center Net Operating Income
NOI is a supplemental measure of the operating performance of the Company's shopping centers.  The Company defines NOI as operating revenues (rental revenues, tenant reimbursements and other income) less property operating expenses (property operating, real estate taxes and maintenance and repairs).

Similar to FFO, the Company computes NOI based on its pro rata share of both consolidated and unconsolidated properties.  The Company's definition of NOI may be different than that used by other companies and, accordingly, the Company's NOI may not be comparable to that of other companies.  A reconciliation of same-center NOI to net income is located at the end of this earnings release.

Since NOI includes only those revenues and expenses related to the operations of its shopping center properties, the Company believes that same-center NOI provides a measure that reflects trends in occupancy rates, rental rates and operating costs and the impact of those trends on the Company's results of operations. Additionally, there are instances when tenants terminate their leases prior to the scheduled expiration date and pay the Company one-time, lump-sum termination fees. These one-time lease termination fees may distort same-center NOI trends and may result in same-center NOI that is not indicative of the ongoing operations of the Company's shopping center properties. Therefore, the Company believes that presenting same-center NOI, excluding lease termination fees, is useful to investors.

Pro Rata Share of Debt
The Company presents debt based on its pro rata ownership share (including the Company's pro rata share of unconsolidated affiliates and excluding noncontrolling interests' share of consolidated properties) because it believes this provides investors a clearer understanding of the Company's total debt obligations which affect the Company's liquidity.  A reconciliation of the Company's pro rata share of debt to the amount of debt on the Company's consolidated balance sheet is located at the end of this earnings release.

Information included herein contains "forward-looking statements" within the meaning of the federal securities laws.  Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated.  Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements.  The reader is directed to the Company's various filings with the Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K for the year ended December 31, 2009 and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" included therein, for a discussion of such risks and uncertainties.

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CBL Reports Second Quarter Results

August 3, 2010

CBL & Associates Properties, Inc.
Consolidated Statements of Operations
 (Unaudited; in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
REVENUES:
Minimum rents	$170,239	$170,491	$339,060	$342,428
Percentage rents	2,127	1,604	6,140	6,408
Other rents	4,598	4,142	9,174	8,422
Tenant reimbursements	76,347	81,695	156,170	163,179
Management, development and leasing fees	1,601	1,615	3,307	4,080
Other	7,234	6,977	14,471	13,067
Total revenues	262,146	266,524	528,322	537,584

EXPENSES:
Property operating	37,514	39,355	76,411	83,372
Depreciation and amortization	70,652	75,793	142,664	154,104
Real estate taxes	24,866	24,449	49,858	48,603
Maintenance and repairs	13,561	13,416	29,745	29,410
General and administrative	10,321	10,893	21,395	22,372
Loss on impairment of real estate	25,435	-	25,435	-
Other	6,415	5,914	13,116	11,071
Total expenses	188,764	169,820	358,624	348,932
Income from operations	73,382	96,704	169,698	188,652
Interest and other income	948	1,362	1,999	2,943
Interest expense	(73,341)	(72,842)	(146,801)	(144,727)
Loss on impairment of investment	-	-	-	(7,706)
Gain (loss) on sales of real estate assets	1,149	72	2,015	(67)
Equity in earnings of unconsolidated affiliates	409	62	948	1,596
Income tax benefit (provision)	1,911	(152)	3,788	(755)
Income from continuing operations	4,458	25,206	31,647	39,936
Operating income of discontinued operations	59	86	73	20
Loss on discontinued operations	-	(12)	-	(72)
Net income	4,517	25,280	31,720	39,884
Net (income) loss attributable to noncontrolling interests in:
Operating partnership	2,723	(5,109)	(1,387)	(6,415)
Other consolidated subsidiaries	(6,124)	(6,580)	(12,261)	(12,711)
Net income attributable to the Company	1,116	13,591	18,072	20,758
Preferred dividends	(8,358)	(5,454)	(14,386)	(10,909)
Net income (loss) attributable to common shareholders	$(7,242)	$8,137	$3,686	$9,849
Basic per share data attributable to common shareholders:
Income (loss) from continuing operations, net of preferred dividends	$(0.05)	$0.10	$0.03	$0.13
Discontinued operations	-	-	-	-
Net income (loss) attributable to common shareholders	$(0.05)	$0.10	$0.03	$0.13
Weighted average common shares outstanding	138,068	82,187	138,018	74,341

Diluted per share data attributable to common shareholders:
Income (loss) from continuing operations, net of preferred dividends	$(0.05)	$0.10	$0.03	$0.13
Discontinued operations	-	-	-	-
Net income (loss) attributable to common shareholders	$(0.05)	$0.10	$0.03	$0.13

Weighted average common and potential dilutive common shares outstanding	138,112	82,226	138,059	74,378

Amounts attributable to common shareholders:
Income (loss) from continuing operations, net of preferred dividends	$(7,285)	$8,092	$3,633	$9,880
Discontinued operations	43	45	53	(31)
Net income (loss) attributable to common shareholders	$(7,242)	$8,137	$3,686	$9,849

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CBL Reports Second Quarter Results

August 3, 2010

CBL & Associates Properties, Inc.
Consolidated Statements of Operations
 (Unaudited; in thousands, except per share amounts)

The Company's calculation of FFO allocable to Company shareholders is as follows:
(in thousands, except per share data)
	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Net income (loss) attributable to common shareholders	$(7,242)	$8,137	$3,686	$9,849
Noncontrolling interest in income (loss) of operating partnership	(2,723)	5,109	1,387	6,415
Depreciation and amortization expense of:
Consolidated properties	70,652	75,793	142,664	154,104
Unconsolidated affiliates	8,486	7,555	15,371	15,064
Non-real estate assets	(219)	(243)	(438)	(490)
Noncontrolling interests' share of depreciation and amortization	(311)	(64)	(456)	(265)
Loss on discontinued operations	-	12	-	72
Funds from operations of the operating partnership	68,643	96,299	162,214	184,749
Loss on impairment of real estate	25,435	-	25,435	-
Funds from operations of the operating partnership, excluding loss on impairment of real estate	$94,078	$96,299	$187,649	$184,749

Funds from operations per diluted share	$0.36	$0.72	$0.85	$1.47
Loss on impairment of real estate per diluted share (1)	0.13	-	0.14	-
Funds from operations, excluding loss on impairment of real estate, per diluted share	$0.49	$0.72	$0.99	$1.47
Weighted average common and potential dilutive common shares outstanding with operating partnership units fully converted	190,061	133,969	190,008	125,558

Reconciliation of FFO of the operating partnership
to FFO allocable to Company shareholders:

Funds from operations of the operating partnership	$68,643	$96,299	$162,214	$184,749
Percentage allocable to common shareholders (2)	72.66%	61.37%	72.65%	59.23%
Funds from operations allocable to common shareholders	$49,876	$59,099	$117,848	$109,427

Funds from operations of the operating partnership, excluding loss on impairment of real estate	$94,078	$96,299	$187,649	$184,749
Percentage allocable to common shareholders (2)	72.66%	61.37%	72.65%	59.23%
Funds from operations allocable to Company shareholders, excluding loss on impairment of real estate	$68,357	$59,099	$136,327	$109,427

(1)	Diluted per share amounts presented for reconciliation purposes may differ from actual diluted per share amounts due to rounding.
(2)
Represents the weighted average number of common shares outstanding for the period divided by the sum of the weighted average number of common shares and the weighted average number of operating partnership units outstanding during the period.  See the reconciliation of shares and operating partnership units on page 11.

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CBL Reports Second Quarter Results

August 3, 2010

CBL & Associates Properties, Inc.
Consolidated Statements of Operations
 (Unaudited; in thousands, except per share amounts)

SUPPLEMENTAL FFO INFORMATION
(in thousands, except per share data)
	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Lease termination fees	$1,617	$1,129	$2,148	$3,671
Lease termination fees per share	$0.01	$0.01	$0.01	$0.03

Straight-line rental income	$1,446	$1,570	$2,762	$3,301
Straight-line rental income per share	$0.01	$0.01	$0.01	$0.03

Gains on outparcel sales	$1,244	$154	$2,060	$579
Gains on outparcel sales per share	$0.01	$-	$0.01	$-

Amortization of acquired above- and below-market leases	$724	$1,532	$1,562	$3,080
Amortization of acquired above- and below-market leases per share	$-	$0.01	$0.01	$0.02

Amortization of debt premiums	$1,268	$1,707	$2,930	$3,742
Amortization of debt premiums per share	$0.01	$0.01	$0.02	$0.03

Income tax benefit (provision)	$1,911	$(152)	$3,788	$(755)
Income tax benefit (provision) per share	$0.01	$-	$0.02	$(0.01)

Abandoned projects expense	$260	$67	$359	$143
Abandoned projects expense per share	$-	$-	$-	$-

Loss on impairment of real estate	$(25,435)	$-	$(25,435)	$-
Loss on impairment of real estate per share	$(0.13)	$-	$(0.13)	$-

Loss on impairment of investment	$-	$-	$-	$(7,706)
Loss on impairment of investment per share	$-	$-	$-	$(0.06)

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CBL Reports Second Quarter Results

August 3, 2010

CBL & Associates Properties, Inc.
Consolidated Statements of Operations
 (Unaudited; in thousands, except per share amounts)

Same-Center Net Operating Income
(Dollars in thousands)
	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Net income attributable to the Company	$1,116	$13,591	$18,072	$20,758

Adjustments:
Depreciation and amortization	70,652	75,793	142,664	154,104
Depreciation and amortization from unconsolidated affiliates	8,486	7,555	15,371	15,064
Noncontrolling interests' share of depreciation and amortization in other consolidated subsidiaries	(311)	(64)	(456)	(265)
Interest expense	73,341	72,842	146,801	144,727
Interest expense from unconsolidated affiliates	8,503	7,497	15,731	15,362
Noncontrolling interests' share of interest expense in other consolidated subsidiaries	(379)	(189)	(613)	(462)
Abandoned projects expense	260	67	359	143
(Gain) loss on sales of real estate assets	(1,149)	(72)	(2,015)	67
Gain on sales of real estate assets of unconsolidated affiliates	(160)	(82)	(110)	(646)
Loss on impairment of investment	-	-	-	7,706
Loss on impairment of real estate	25,435	-	25,435	-
Income tax (benefit) provision	(1,911)	152	(3,788)	755
Net income (loss) attributable to noncontrolling interests in operating partnership	(2,723)	5,109	1,387	6,415
Loss on discontinued operations	-	12	-	72
Operating partnership's share of total NOI	181,160	182,211	358,838	363,800
General and administrative expenses	10,321	10,893	21,395	22,372
Management fees and non-property level revenues	(6,826)	(4,594)	(12,143)	(10,657)
Operating partnership's share of property NOI	184,655	188,510	368,090	375,515
Non-comparable NOI	(4,831)	(3,130)	(8,390)	(6,454)
Total same-center NOI	$179,824	$185,380	$359,700	$369,061
Total same-center NOI percentage change	-3.0%		-2.5%

Total same-center NOI	$179,824	$185,380	$359,700	$369,061
Less lease termination fees	(1,617)	(1,141)	(2,148)	(3,614)
Total same-center NOI, excluding lease termination fees	$178,207	$184,239	$357,552	$365,447

Malls	$160,884	$165,669	$323,189	$329,335
Associated centers	7,892	8,131	15,686	15,951
Community centers	4,414	4,449	8,529	8,726
Office and other	5,017	5,990	10,148	11,435
Total same-center NOI, excluding lease termination fees	$178,207	$184,239	$357,552	$365,447

Percentage Change:
Malls	-2.9%		-1.9%
Associated centers	-2.9%		-1.7%
Community centers	-0.8%		-2.3%
Office and other	-16.2%		-11.3%
Total same-center NOI, excluding lease termination fees	-3.3%		-2.2%

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CBL Reports Second Quarter Results

August 3, 2010

CBL & Associates Properties, Inc.
Consolidated Statements of Operations
 (Unaudited; in thousands, except per share amounts)

Company's Share of Consolidated and Unconsolidated Debt
(Dollars in thousands)
	June 30, 2010
	Fixed Rate	Variable Rate	Total
Consolidated debt	$4,009,395	$1,446,472	$5,455,867
Noncontrolling interests' share of consolidated debt	(24,850)	(928)	(25,778)
Company's share of unconsolidated affiliates' debt	422,013	167,576	589,589
Company's share of consolidated and unconsolidated debt	$4,406,558	$1,613,120	$6,019,678
Weighted average interest rate	5.90%	2.75%	5.06%

	June 30, 2009
	Fixed Rate	Variable Rate	Total
Consolidated debt	$4,541,048	$1,147,554	$5,688,602
Noncontrolling interests' share of consolidated debt	(23,424)	(928)	(24,352)
Company's share of unconsolidated affiliates' debt	407,022	181,282	588,304
Company's share of consolidated and unconsolidated debt	$4,924,646	$1,327,908	$6,252,554
Weighted average interest rate	5.98%	1.68%	5.06%

Debt-To-Total-Market Capitalization Ratio as of June 30, 2010
(In thousands, except stock price)
	Shares Outstanding	Stock Price (1)	Value
Common stock and operating partnership units	190,024	$12.44	$2,363,899
7.75% Series C Cumulative Redeemable Preferred Stock	460	250.00	115,000
7.375% Series D Cumulative Redeemable Preferred Stock	1,330	250.00	332,500
Total market equity			2,811,399
Company's share of total debt			6,019,678
Total market capitalization			$8,831,077
Debt-to-total-market capitalization ratio			68.2%

(1)
Stock price for common stock and operating partnership units equals the closing price of the common stock on June 30, 2010.  The stock price for the preferred stock represents the liquidation preference of each respective series of preferred stock.

Reconciliation of Shares and Operating Partnership Units Outstanding
(In thousands)
	Three Months Ended June 30,		Six Months Ended June 30,
2010:	Basic	Diluted	Basic	Diluted
Weighted average shares - EPS	138,068	138,112	138,018	138,059
Weighted average operating partnership units	51,949	51,949	51,949	51,949
Weighted average shares- FFO	190,017	190,061	189,967	190,008

2009:
Weighted average shares - EPS	82,187	82,226	74,341	74,378
Weighted average operating partnership units	51,743	51,743	51,180	51,180
Weighted average shares- FFO	133,930	133,969	125,521	125,558

Dividend Payout Ratio
	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Weighted average dividend per share	$0.22690	$0.15385	$0.45796	$0.53291
FFO per diluted, fully converted share	$0.36	$0.72	$0.85	$1.47
Dividend payout ratio	63.0%	21.4%	53.9%	36.3%

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CBL Reports Second Quarter Results

August 3, 2010

CBL & Associates Properties, Inc.
Consolidated Statements of Operations
 (Unaudited; in thousands, except per share amounts)

Consolidated Balance Sheets
(Unaudited,  in thousands except share data)

ASSETS	June 30, 2010	December 31, 2009

Real estate assets:
Land	$943,492	$946,750
Buildings and improvements	7,557,570	7,569,015
	8,501,062	8,515,765
Accumulated depreciation	(1,612,950)	(1,505,840)
	6,888,112	7,009,925
Developments in progress	99,748	85,110
Net investment in real estate assets	6,987,860	7,095,035
Cash and cash equivalents	60,649	48,062
Receivables:
Tenant, net of allowance	69,268	73,170
Other	13,240	8,162
Mortgage and other notes receivable	38,025	38,208
Investments in unconsolidated affiliates	214,682	186,523
Intangible lease assets and other assets	273,253	279,950
	$7,656,977	$7,729,110

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY

Mortgage and other indebtedness	$5,455,867	$5,616,139
Accounts payable and accrued liabilities	290,347	248,333
Total liabilities	5,746,214	5,864,472
Commitments and contingencies
Redeemable noncontrolling interests:
Redeemable noncontrolling partnership interests	25,933	22,689
Redeemable noncontrolling preferred joint venture interest	421,562	421,570
Total redeemable noncontrolling interests	447,495	444,259
Shareholders' equity:
Preferred Stock, $.01 par value, 15,000,000 shares authorized:
7.75% Series C Cumulative Redeemable Preferred Stock, 460,000 shares outstanding	5	5
7.375% Series D Cumulative Redeemable Preferred Stock, 1,330,000 and 700,000 shares outstanding in 2010 and 2009, respectively	13	7
Common Stock, $.01 par value, 350,000,000 shares authorized, 138,075,609 and 137,888,408 issued and outstanding in 2010 and 2009, respectively	1,381	1,379
Additional paid-in capital	1,508,116	1,399,654
Accumulated other comprehensive income	4,310	491
Accumulated deficit	(335,173)	(283,640)
Total shareholders' equity	1,178,652	1,117,896
Noncontrolling interests	284,616	302,483
Total equity	1,463,268	1,420,379
	$7,656,977	$7,729,110

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